Exhibit 99.1

YOUNG BROADCASTING INC. ANNOUNCES
SECOND QUARTER RESULTS

YBI SEES SIGNIFICANTLY IMPROVED SECOND HALF

New York, NY, August 7, 2002 – Young Broadcasting Inc. (“YBI”) (NASDAQ-YBTVA) today announced financial results for the second quarter and six months ending June 30, 2002.

“The strengthening recovery now underway at our network affiliates and the continued improvement of KRON-TV lead us to believe that the second half of the year will be significantly better than the first half,” commented Vincent Young, Chairman of Young Broadcasting Inc. “KRON-TV has turned the corner and the station should start contributing to broadcast cash flow in the second half.”

During the quarter, KRON-TV’s net revenue increased by 11% over the first quarter of 2002. Broadcast cash flow from the station improved from a loss of $3.2 million in the first quarter of 2002 to a loss of $1.2 million in the second quarter. Net revenue at the Company’s 10 network affiliates increased 3% over the second quarter of 2001 to $40.5 million. Operating costs at these affiliated stations increased by less than 1% compared to the prior year. Broadcast cash flow increased 6% at these stations to $18.9 million compared to prior year second quarter.

Net revenue for the second quarter ended June 30, 2002 was $54.5 million. Operating income was $8.5 million for the quarter. Broadcast cash flow for the quarter was $17.7 million. For the six months ended June 30, 2002, net revenue was $101 million. Operating income for the first half of 2002 was $8.4 million. Broadcast cash flow for the six months ended 2002 was $27 million.

Sale of KCAL-TV

On May 15, 2002, the Company completed the sale of KCAL-TV in Los Angeles to Viacom Inc. During the second quarter, a gain was recognized on this sale of approximately $135.1 million, net of a provision for income taxes of $150.8 million. As a result of this gain, the Company was able to record a tax benefit from the utilization of net operating loss carryforwards. The net income taxes payable on this transaction are approximately $50.0 million. In addition, the Company has recorded a deferred tax asset of $30 million related to existing temporary differences that are expected to generate future tax losses that can be carried back to recover a portion of the tax to be paid for 2002.

The results of KCAL-TV for the period prior to the sale are reported as income from discontinued operations and are not part of the net revenue, operating expenses or broadcast cash flow described above.

Par Offer to Senior and Subordinated Notes

The Company separately announced that it intends to commence offers to purchase certain of its public debt securities at par plus accrued interest. The offer will be launched to the registered holders of the notes on Monday, August 12, 2002.

This announcement does not constitute an offer with respect to any of the notes. The par offers will be made solely by, and will be subject to the terms and conditions set forth in, one or more offers to purchase and letters of transmittal that YBI will furnish to holders of Notes on August 12, 2002.

Outlook

(The following contains forward-looking statements that should be read in conjunction with the warning regarding such information at the end of this press release. All 2001 and 2002 comparisons exclude the results of KCAL-TV.)

Advertising spending in many of YBI’s markets is increasing. The Company remains optimistic and its earlier predictions that the second half of 2002 would be significantly stronger are supported by increased orders. Current pacings for the third quarter at the 10 network affiliates are positive for both local and national revenue, exclusive of political advertisers. In addition, vigorously contested elections for US Senate and state governorships are generating significant political sales at several stations. KRON-TV has continued to make progress and the Company believes that it will generate positive broadcast cash flow in the third quarter.

Based upon these factors, the Company anticipates that net revenue will be between $56 and $58 million for the third quarter of 2002. This represents approximately the same net revenue as was reported in the third quarter 2001 when KRON-TV was an NBC affiliate. Broadcast cash flow is anticipated to be between $18 million and $20 million for the third quarter of 2002. This is approximately 7% to 15% less than the same period in 2001.

For the full year, the network affiliates are anticipated to generate net revenue between $162 and $165 million and broadcast cash flow of between $75 and $78. However, the pace of KRON-TV’s growth make full-year forecasts difficult for the group. The group full-year net revenues are therefore forecast to be between $215 and $225 million and broadcast cash flow to be between $68 and $78 million.

Second Quarter Conference Call

Young Broadcasting will hold a conference call at 11:00 AM (ET) today to discuss the second quarter and answer questions. Interested parties may participate in the call by dialing 1-888-810-3141. (Pass-code: YOUNG, leader-Vincent Young). There will also be a live web-cast of the call on the Company’s web site (http://youngbroadcasting.com) and at http://CCBN.com. The archive will remain on the Company’s web site through September 7, 2002. At the conclusion of the call, a replay will be available at 1-888-562-6204 through August 13, 2002.

Young Broadcasting owns eleven television stations and the national television representation firm, Adam Young Inc. Six stations are affiliated with the ABC Television Network (WKRN-TV—Nashville, TN, WTEN-TV—Albany, NY, WRIC-TV—Richmond, VA, WATE-TV—Knoxville, TN, WTVO-TV—Rockford, IL and WBAY-TV—Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV—Lansing, MI, KLFY-TV -

Lafayette, LA, and KELO-TV—Sioux Falls, SD), and one is affiliated with the NBC Television Network (KWQC-TV—Davenport, IA). KRON-TV—San Francisco, CA is the largest independent station in the US and the only independent VHF station in its market.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Commission Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2001, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, the ability to successfully integrate acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising and volatility in programming costs.

Contact: Vincent Young, Chairman, James Morgan, Chief Financial Officer—212-754-7070 or Don Ciaramella of The Lippin Group at 212-986-7080

YOUNG BROADCASTING INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
	2001	2002	2001	2002
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)
Net revenue	$139,961	$101,037	$74,843	$54,450
Operating expenses	78,246	79,984	38,903	39,779
Depreciation and amortization	23,329	12,018	11,615	5,906
Non-cash compensation	847	681	393	304

Operating income	37,539	8,354	23,932	8,461

Interest (expense), net	(60,783)	(51,512)	(29,569)	(24,702)
Interest (expense) income, non-cash	—	(290)	—	3,967
(Loss) on extinguishments of debt	(12,437)	(4,693)	—	(4,693)
Other (expenses), net	(894)	(258)	(516)	(171)

	(74,114)	(56,753)	(30,085)	(25,599)

Loss from continuing operations before benefit from income tax and cumulative effect of accounting change	(36,575)	(48,399)	(6,153)	(17,138)
Benefit from Income Tax	—	122,021	—	122,021

(Loss) income from continuing operations before cumulative effect of accounting change	(36,575)	73,622	(6,153)	104,883

Discontinued operations:
Income from operations of discontinued net of applicable taxes	575	3,198	2,375	312
Gain on sale of station, net of applicable taxes	—	135,065	—	135,065

(Loss) income before cumulative effect of accounting change	(36,000)	211,885	(3,778)	240,260

Cumulative effect of accounting change	—	(268,713)	—	—

Net (loss) income	$(36,000)	$(56,828)	$(3,778)	$240,260

Net (loss) income per common share—basic	$(2.15)	$(2.89)	$(0.22)	$12.22

Weighted average shares—basic	16,729,923	19,654,077	16,890,202	19,662,143

Other Financial Data:
Broadcast cash flow	$67,698	$27,009	$38,947	$17,672
Broadcast cash flow margins	48.4%	26.7%	52.0%	32.5%

Amortization of program license rights	8,936	8,419	4,445	4,129
Payments for program license liabilities	8,593	8,214	4,332	4,151
Corporate overhead	5,640	5,751	2,894	3,023
Capital expenditures	2,877	1,704	2,517	1,383